Exhibit 5.1

February 3, 2011

THT Heat Transfer Technology, Inc.
THT Industrial Park
No. 5 Nanhuan Road, Tiexi District
Siping, Jilin Province 136000
People's Republic of China
86-434-3265241

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We are acting as special Nevada counsel for THT Heat Transfer Technology, Inc., a Nevada corporation (the “Company”), in connection with the Registration Statement on Form S-3 relating to the registration under the Securities Act of 1933, as amended (the “Act”) of up to 10,240,786 shares of Common Stock, par value $.001 per share (the “Shares”) of the Company. Such Registration Statement filed with the Securities and Exchange Commission, including any amendments, is herein referred to as the “Registration Statement.”

In arriving at the opinions expressed below, we have examined and relied on the following documents: (a) the Articles of Incorporation of the Company; (b) the Bylaws of the Company; (c) the consents of the Board of Directors of the Company provided to us, (d) the Officer’s Certificate provided to us by the Company, in which we have assumed the validity of such representations. In addition, we have examined and relied on the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.

Holland & Hart LLP Attorneys at Law
Phone (775) 327-3000 Fax (775) 786-6179 www.hollandhart.com
5441 Kietzke Lane Second Floor Reno, Nevada 89511

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February 3, 2011 Page 2

Based upon the foregoing, we are of the opinion that the Shares are legally and validly issued, fully paid and nonassessable. This opinion is limited to matters governed by the laws of the State of Nevada.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement and in the Prospectus included therein. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Sincerely,

/s/ Holland & Hart LLP